Skadden, Arps, Slate, Meagher & Flom llp
ONE BEACON STREET
BOSTON, MASSACHUSETTS 02108-3194
________

TEL: (617) 573-4800
FAX: (617) 573-4822
www.skadden.com

March 23, 2012

BlackRock Alternatives Allocation TEI Portfolio LLC 100 Bellevue Parkway Wilmington, Delaware 19809

RE:	BlackRock Alternatives Allocation TEI Portfolio LLC – Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Alternatives Allocation TEI Portfolio LLC, a Delaware limited liability company (the "Fund"), in connection with the issuance and sale by the Fund of up to 5,000,000 units of limited liability company interests in the Fund (the "Units").

This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), and the Investment Company Act of 1940, as amended (the "1940 Act").

In connection with the opinion stated herein, we have examined and relied upon the following:

(i)           the notification of registration on Form N-8A (File No. 811-22644) of the Fund (the "1940 Act Notification") filed with the Securities and Exchange Commission (the "Commission") under the 1940 Act on December 15, 2011;

BlackRock Alternatives Allocation TEI Portfolio LLC
March 23, 2012

(ii)         the Registration Statement on Form N-2 (File Nos. 333-178501 and 811-22644) of the Fund relating to the Units filed with the Commission on December 15, 2011 under the Securities Act and the 1940 Act, as amended by Pre-Effective Amendment No. 1 on February 24, 2012 and Pre-Effective Amendment No. 2 on March 8, 2012, and as proposed to be amended by Pre-Effective Amendment No. 3 on the date hereof (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the "Registration Statement");

(iii)        the form of Distribution Agreement proposed to be entered into between the Fund, as issuer, and BlackRock Investments, LLC, as distributor, filed as an exhibit to the Registration Statement (such Distribution Agreement, being hereinafter referred to as the "Distribution Agreement");

(iv)        a copy of the Fund's Certificate of Formation, certified by the Secretary of State of the State of Delaware as of March 21, 2012, and certified by Janey Ahn, Assistant Secretary of the Fund;

(v)        a copy of a Certificate of Amendment to the Fund's Certificate of Formation, certified by the Secretary of State of the State of Delaware as of March 21, 2012, and certified by Janey Ahn, Assistant Secretary of the Fund;

(vi)        a copy of the Fund's Limited Liability Company Agreement, dated as of August 26, 2011 (the "LLC Agreement"), certified by Janey Ahn, Assistant Secretary of the Fund;

(vii)       a copy of the Fund's By-Laws as currently in effect (the "By-Laws"), certified by Janey Ahn, Assistant Secretary of the Fund; and

(viii)      certain resolutions adopted by the Board of Directors of the Fund relating to the creation, issuance and sale of the Units and related matters, certified by Janey Ahn, Assistant Secretary of the Fund.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Fund and such agreements,

BlackRock Alternatives Allocation TEI Portfolio LLC
March 23, 2012

certificates and receipts of public officials, certificates of officers or other representatives of the Fund and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Fund and others and of public officials.

In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Fund, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Fund and others.

We do not express any opinion as to any laws other than the Delaware Limited Liability Company Act and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective under the Securities Act; (ii) the Fund has duly accepted investors' subscriptions for Units as contemplated by the Distribution Agreement; and (iii) the investors' accounts have been duly credited and the Units represented thereby have been fully paid for, as contemplated by the Distribution Agreement, the issuance and sale of the Units will have been duly authorized, and the Units will be validly issued and, under the Delaware Limited Liability Company Act, the investors will have no obligation to make further payments for the purchase of the Units or contributions to the Fund solely by reason of their ownership of the Units, except for their obligation to repay any funds

BlackRock Alternatives Allocation TEI Portfolio LLC
March 23, 2012

wrongfully distributed to them and except as set forth in Sections 3.1(h), 3.7(f), 5.1(b) and 5.2 of the Fund's LLC Agreement.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Certain U.S. Federal Income Tax Considerations" and "Accountants and Legal Counsel" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/Skadden, Arps, Slate, Meagher & Flom LLP